Securities and Exchange Commission

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant

to § 240.13d-1(b), (c) and (d) and Amendments Thereto Filed

Pursuant to § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)*

Black Stone Minerals, L.P.

(Name of Issuer)

Common Units

(Title of Class of Securities)

09225M101

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 09225M101	Schedule 13G	Page 1 of 18

1	Names of Reporting Persons Carlyle Group Management L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 09225M101	Schedule 13G	Page 2 of 18

1	Names of Reporting Persons The Carlyle Group Inc.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 14,711,219
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 14,711,219

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,711,219
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 6.6%
12	Type of Reporting Person CO

CUSIP No. 09225M101	Schedule 13G	Page 3 of 18

1	Names of Reporting Persons Carlyle Holdings I GP Inc.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 14,711,219
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 14,711,219

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,711,219
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 6.6%
12	Type of Reporting Person CO

CUSIP No. 09225M101	Schedule 13G	Page 4 of 18

1	Names of Reporting Persons Carlyle Holdings I GP Sub L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 14,711,219
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 14,711,219

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,711,219
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 6.6%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 09225M101	Schedule 13G	Page 5 of 18

1	Names of Reporting Persons Carlyle Holdings I L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 14,711,219
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 14,711,219

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,711,219
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 6.6%
12	Type of Reporting Person PN

CUSIP No. 09225M101	Schedule 13G	Page 6 of 18

1	Names of Reporting Persons CG Subsidiary Holdings L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 14,711,219
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 14,711,219

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,711,219
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 6.6%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 09225M101	Schedule 13G	Page 7 of 18

1	Names of Reporting Persons TC Group, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 14,711,219
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 14,711,219

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,711,219
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 6.6%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 09225M101	Schedule 13G	Page 8 of 18

1	Names of Reporting Persons TC Group Sub L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 14,711,219
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 14,711,219

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,711,219
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 6.6%
12	Type of Reporting Person PN

CUSIP No. 09225M101	Schedule 13G	Page 9 of 18

1	Names of Reporting Persons TC Group CEMOF II, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 14,711,219
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 14,711,219

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,711,219
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 6.6%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 09225M101	Schedule 13G	Page 10 of 18

1	Names of Reporting Persons CEMOF II General Partner, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 14,711,219
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 14,711,219

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,711,219
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 6.6%
12	Type of Reporting Person PN

CUSIP No. 09225M101	Schedule 13G	Page 11 of 18

1	Names of Reporting Persons CEMOF II AIV, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 14,711,219
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 14,711,219

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,711,219
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 6.6%
12	Type of Reporting Person PN

CUSIP No. 09225M101	Schedule 13G	Page 12 of 18

1	Names of Reporting Persons Mineral Royalties One, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 14,711,219
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 14,711,219

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,711,219
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 6.6%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 09225M101	Schedule 13G	Page 13 of 18

ITEM 1.	(a) Name of Issuer:

Black Stone Minerals, L.P. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

1001 Fannin Street, Suite 2020

Houston, Texas 77002

ITEM 2.	(a) Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

The Carlyle Group Inc.

Carlyle Group Management L.L.C.

Carlyle Holdings I GP Inc.

Carlyle Holdings I GP Sub L.L.C.

Carlyle Holdings I L.P.

CG Subsidiary Holdings L.L.C.

TC Group, L.L.C.

TC Group Sub L.P.

TC Group CEMOF II, L.L.C.

CEMOF II General Partner, L.P.

CEMOF II AIV, L.P.

Mineral Royalties One, L.L.C.

(b)	Address or Principal Business Office:

The address of each of the Reporting Persons is c/o The Carlyle Group, 1001 Pennsylvania Ave., N.W., Suite 220 South, Washington, D.C. 20004-2505.

(c)	Citizenship of each Reporting Person is:

Each of the Reporting Persons is organized in the state of Delaware.

(d)	Title of Class of Securities:

Common Units representing limited partner interests (“Common Units”).

(e)	CUSIP Number:

09225M101

CUSIP No. 09225M101	Schedule 13G	Page 14 of 18

ITEM 3.

Not applicable.

ITEM 4.	Ownership.

(a-c)

The ownership information presented below represents beneficial ownership of Common Units of the Issuer, based on 208,665,648 Common Units outstanding as of October 29, 2021 and assuming the conversion of the Series B Cumulative Convertible Preferred Units (the “Preferred Units”) beneficially owned by the Reporting Persons.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Carlyle Group Management L.L.C.	0	0.0%	0	0	0	0
The Carlyle Group Inc.	14,711,219	6.6%	0	14,711,219	0	14,711,219
Carlyle Holdings I GP Inc.	14,711,219	6.6%	0	14,711,219	0	14,711,219
Carlyle Holdings I GP Sub L.L.C.	14,711,219	6.6%	0	14,711,219	0	14,711,219
Carlyle Holdings I L.P.	14,711,219	6.6%	0	14,711,219	0	14,711,219
CG Subsidiary Holdings L.L.C.	14,711,219	6.6%	0	14,711,219	0	14,711,219
TC Group, L.L.C.	14,711,219	6.6%	0	14,711,219	0	14,711,219
TC Group Sub L.P.	14,711,219	6.6%	0	14,711,219	0	14,711,219
TC Group CEMOF II, L.L.C.	14,711,219	6.6%	0	14,711,219	0	14,711,219
CEMOF II General Partner, L.P.	14,711,219	6.6%	0	14,711,219	0	14,711,219
CEMOF II AIV, L.P.	14,711,219	6.6%	0	14,711,219	0	14,711,219
Mineral Royalties One, L.L.C.	14,711,219	6.6%	0	14,711,219	0	14,711,219

Mineral Royalties One, L.L.C. is the record holder of 14,711,219 Series B Cumulative Convertible Preferred Units (the “Preferred Units”), and may be deemed to beneficially own 14,711,219 Common Units issuable upon conversion of the Preferred Units.

The Carlyle Group Inc., which is a publicly traded entity listed on Nasdaq, is the sole shareholder of Carlyle Holdings I GP Inc., which is the managing member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which, with respect to the securities reported herein, is the managing member of CG Subsidiary Holdings L.L.C., which is the sole member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the managing member of TC Group CEMOF II, L.L.C., which is the general partner of CEMOF II General Partner, L.P., which is the general partner of CEMOF II AIV, L.P., which is the managing member of Mineral Royalties One, L.L.C. Accordingly, each of the foregoing entities may be deemed to share beneficial ownership of the securities held of record by Mineral Royalties One, L.L.C. Each of them disclaims beneficial ownership of such securities.

The irrevocable proxy held by Carlyle Group Management L.L.C. now allows it to vote less than a majority of the shares of The Carlyle Group Inc., and therefore Carlyle Group Management L.L.C. is no longer deemed to share beneficial ownership of the securities reported here.

CUSIP No. 09225M101	Schedule 13G	Page 15 of 18

ITEM 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group.

Not applicable.

ITEM 9.	Notice of Dissolution of Group.

Not applicable.

ITEM 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

CUSIP No. 09225M101	Schedule 13G	Page 16 of 18

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 11, 2022

CARLYLE GROUP MANAGEMENT L.L.C.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

THE CARLYLE GROUP INC.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

CARLYLE HOLDINGS I GP INC.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director and Chief Financial Officer

CARLYLE HOLDINGS I GP SUB L.L.C.
By: Carlyle Holdings I GP Inc., its sole member

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director and Chief Financial Officer

CARLYLE HOLDINGS I L.P.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

CG SUBSIDIARY HOLDINGS L.L.C.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

CUSIP No. 09225M101	Schedule 13G	Page 17 of 18

TC GROUP, L.L.C.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

TC GROUP SUB L.P.
By: TC Group, L.L.C., its general partner

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

TC GROUP CEMOF II, L.L.C.

By:	/s/ David Lobe
Name:	David Lobe
Title:	Authorized Person

CEMOF II GENERAL PARTNER, L.P.

By:	/s/ David Lobe
Name:	David Lobe
Title:	Authorized Person

CEMOF II AIV, L.P.
By: CEMOF II General Partner, L.P., its general partner

By:	/s/ David Lobe
Name:	David Lobe
Title:	Authorized Person

MINERAL ROYALTIES ONE, L.L.C.

By:	/s/ David Lobe
Name:	David Lobe
Title:	Authorized Person

CUSIP No. 09225M101	Schedule 13G	Page 18 of 18

LIST OF EXHIBITS

Exhibit No.	Description

24	Power of Attorney (previously filed).

99	Joint Filing Agreement (previously filed).